Exhibit 99(h)(22)

AMENDMENT NO. 2 TO SHAREHOLDERS’ SERVICING AND
TRANSFER AGENT AGREEMENT

This Amendment No. 2 to the Shareholders’ Servicing and Transfer Agent Agreement (the “Amendment”) is hereby made by and between Wanger Advisors Trust (the “Trust”), a Massachusetts business trust and Columbia Management Services, Inc. (“CMSI”) (formerly Liberty Funds Services, Inc.), a Massachusetts corporation.  This Amendment is dated as of July 24, 2006.  Capitalized terms not defined herein shall have the meaning ascribed to them in the Shareholders’ Servicing and Transfer Agent Agreement dated as of September 29, 2000 (the “Agreement”).

WHEREAS, under the Agreement the Trust has appointed CMSI as Transfer Agent, Registrar and Dividend Disbursing Agent for each series of the Trust listed in Schedule A attached thereto, each a registered investment company;

WHEREAS, the parties to the Agreement desire to amend the Agreement to include the following representations and warranties regarding CMSI’s anti-money laundering program and/or procedures;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.             Anti-Money Laundering Program.  CMSI represents, warrants and covenants to the Trust that:

(a)                                              it has established and maintains, and will continue to maintain and operate, an anti-money laundering program and/or procedures (including the Trust’s customer identification program) in accordance with all applicable laws, rules and regulations of its own jurisdiction including, where applicable, the Bank Secrecy Act (as amended by the USA PATRIOT Act of 2001 (the “Act”)).   CMSI further represents that it will adopt appropriate policies, procedures and internal controls to be fully compliant with any additional laws, rules or regulations, including the Act, to which it may become subject, including compliance with the rules recently adopted by the Treasury Department regarding foreign financial institutions that became effective July 5, 2006;

(b)                                             it applies, and will continue to apply, its anti-money laundering program and/or procedures to all customers/investors of the Funds, and will take appropriate steps in accordance with the laws of its own jurisdiction to ensure that all relevant documentation is retained, as required, including identification relating to those customers/investors;

(c)                                              it will provide an annual certification to the Trust confirming that it has implemented an anti-money laundering program and/or procedures as described in paragraph (a), and that it has performed, and intends to continue to perform, the requirements of the Trust’s Customer Identification Procedures.  CMSI will provide to the Trust periodic reports on the implementation of the anti-money laundering program and its ability to monitor the program;

(d)                                             it complies with the United States regulations imposed by the Treasury Departments’ Office of Foreign Assets Control (“OFAC”), including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, which prohibit, among other things, the engagement in transactions with, holding the securities of, and the provision of services to certain embargoed foreign countries and specially designated nationals, specially designated narcotics traffickers, terrorist sanctions, and other blocked parties;

(e)                                              it does not believe, has no current reason to believe and will notify the Trust immediately if it comes to have reason to believe that any shareholder of any Fund is engaged in money-laundering activities or is associated with any terrorist or other individual, entity or organization sanctioned by the United States or the jurisdictions in which it does business, or appear on any lists of prohibited persons, entities, and jurisdictions maintained and administered by OFAC; and

(f)                                                if it has delegated to any third party or parties any of its tasks under its agreement with the Trust, CMSI has secured from that third party such representations, warranties and undertakings as a re necessary to permit CMSI to provide the representations, warranties and covenants as are set forth in subparagraphs (a)-(e) above.

2.             Compliance.  CMSI agrees to comply with all applicable federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement.  CMSI agrees to provide the Trust with such certifications, reports and other information as the Trust may reasonably request from time to time to assist it in complying with, and monitoring for compliance with, applicable laws, rules and regulations.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and sealed as of the date first above written.

WANGER ADVISORS TRUST

By:	/s/ Bruce H. Lauer
Name:	Bruce H. Lauer
Title:	Vice President, Secretary
and Treasurer

COLUMBIA MANAGEMENT SERVICES, INC.

By:	/s/ Stephen T. Welsh
Name:	Stephen T. Welsh
Title:	President